Exhibit 10.11
March 7, 2007
Mr. Robert P. Nault
20 Pleasant Street
Sharon, MA 02067
Sent Via: Federal Express
Dear Bob:
It is my pleasure to present you with an offer to join Constant Contact. As the industry leader in permission-based email marketing for small and medium businesses, the prospects for future growth and overall success depend largely on the talent and skills of the individuals we bring into the organization. We look forward to your joining Constant Contact and the beginning of a mutually rewarding relationship!
The following sets forth the terms and conditions of our offer of employment to you:
•	You will be hired as Vice President and General Counsel, reporting to me, Gail Goodman, CEO. We will recommend to the Board that you be appointed as Company Secretary at the next Board of Directors’ meeting.

•	Your starting base pay shall be at a semi-monthly rate of $8,333.33 (annualized this equates to $200,000). You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. If you elect to work part-time in March, your base salary will be prorated in accordance with your scheduled hours.

•	You will be eligible for a $60,000 yearly bonus paid on a quarterly basis during a calendar year, effective April 1, 2007. The bonus will be based on Company financial targets as set by the Compensation Committee as well as individual goals agreed upon with me.

•	Associated with the position will be participation in the Company’s Stock Option Plan, through an option granted you to acquire (or, at your election, you will be granted restricted shares of company common stock) aggregating 85,000 shares of company common stock. For these shares the grant shall vest twenty-five percent (25%) after one full year of service and six and a quarter percent (6.25%) per quarter thereafter. Vesting will begin upon your start date.

•	If there is a change of control respecting the company, 50% of all unvested option (or restricted) shares shall immediately vest, and all remaining unvested option (or restricted) shares shall immediately vest if you are thereafter terminated within the first year after a change of control.
Reservoir Place, 1601 Trapelo Road, Suite 329, Waltham MA 02451
Phone 781.472.8100 • Fax 781.472.8101 • www.constantcontact.com

•	Your employment with Constant Contact will begin on a part-time basis beginning March 19, 2007. Starting on April 1, 2007, you will be expected to devote all of your working time to the performance of your duties at Constant Contact throughout your employment with the Company. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Constant Contact is “at-will” and may be terminated by you or Constant Contact at any time for any reason.

•	If your employment with Constant Contact is terminated, without cause or if there is a significant change in responsibilities or location that is unacceptable to you, you will be offered a severance package equal to six months salary and to medical coverage for your and your dependents for six months after the date of your termination.

•	This offer is in effect until March 9, 2007.
The Company offers a comprehensive benefits package. Details of these benefits are included with this letter. The Company reserves the right to change or discontinue any of its health and welfare benefits and/or policies and procedures, as it deems appropriate.
It is the Company’s understanding that you have made no agreements with any other party that would restrict you from being employed by the Company in this role. It is necessary for you to sign the Company’s Non-Competition, Non-Disclosure and Non-Solicitation Agreement, a copy of which is enclosed with this letter.
Your employment with Constant Contact is conditioned on your eligibility to work in the United States. On your first day of employment you must complete an I-9 Form and provide Constant Contact with any of the accepted forms of identification specified on the I-9 Form.
Please sign a copy of this letter as your acceptance of this offer and fax back with the signature page of the Non-Competition, Non-Disclosure and Non-Solicitation agreement to Diane Dion @ 781-652-5129.
Sincerely,
/s/ Gail Goodman
Gail Goodman
Chief Executive Officer

ACCEPTED:	/s/ Robert P. Nault	DATE:	3/8/07

Enclosures
GG/mas
Reservoir Place, 1601 Trapelo Road, Suite 329, Waltham MA 02451
Phone 781.472.8100 • Fax 781.472.8101 • www.constantcontact.com